VANDERKAM & SANDERS
                               440 LOUISIANA, #475
                                HOUSTON, TX 77002
                               713-547-8900 PHONE
                             713-547-8910 FACSIMILE


December 10, 2002

Inn-Vestors, Inc.
6060 North Central Expressway
Suite 560, #7
Dallas, Texas 75206

Re:  Form Sb-2 Registration Statement

Gentlemen:

You have requested that we furnished you our legal opinion with respect to the legality of the following described securities of Inn-Vestors, Inc. (the "Company") covered by a Form Sb-2 Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

     1. 220,000 shares of common stock, $.0001 par value (the "Shares") to be registered by the Company for resale.

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, Bylaws, and the Minutes of its Board of Directors and Shareholders meetings, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been registered and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                               Sincerely,
                                               VANDERKAM & SANDERS



                                               /s/ Vanderkam & Sanders